1500 Assembly Drive, Suite 800, Tampa, Florida, 33607 www.water.com Memorandum of Understanding Private and Confidential August 6th, 2024 William Jamieson via Email RE: Retention Bonus Dear William, Primo Water announced that it has entered into a definitive agreement with an affiliate of BlueTriton Brands, Inc. (“BlueTriton”) to create a leading North American pure-play healthy hydration company in an all-stock transaction (the “Transaction”). The closing of the Transaction (the “Closing”) is subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions. As the organization works through the completion of the Transaction and the refinement of what will become the new company, we see you as a critical person to the organization and want to recognize you with a retention bonus. This letter confirms the terms of the retention bonus that we are pleased to offer you. Retention Bonus: Subject to your compliance with your legal and contractual obligations to Primo Water, including your compliance with all relevant policies and the restrictive covenants set forth in the Amended and Restated Primo Water Corporation Severance and Non-Competition Plan (the “Severance Plan”), you will be eligible to receive a cash retention bonus in the gross amount of 100% of Annual Base Salary (“Retention Bonus”) due and payable on the earlier of (a) the twelve- month anniversary of the Closing or (b) the date of a termination of your employment that occurs following the Closing due to (i) your death or disability, (ii) by Primo Water without Cause (as defined in the Severance Plan) or (iii) by you for Good Reason (as defined in the Severance Plan) (each such date, a “Payment Date”). Such payment will be made in a lump sum, in cash, less all applicable withholding taxes, within ten (10) business days following the applicable Payment Date.

1500 Assembly Drive, Suite 800, Tampa, Florida, 33607 www.water.com Thank you for all your efforts and leadership and for your continued commitment to the success of Primo Water. Sincerely, Robbert Rietbroek CEO Agreed to and accepted by: ____________________